Exhibit 12.1

Canadian Imperial Bank of Commerce

Computation of Ratio of Earnings to Fixed Charges

	Nine Months Ended July 31	Year Ended October 31
	2015	2014	2013	2012	2011	2010
		(C$ millions except ratios)

	IFRS(1)				Canadian GAAP
Earnings:
Earnings before income taxes	3,299	3,805	3,933	3,932	4,063	4,032
Fixed charges, excluding interest on deposits and secured borrowings	612	887	875	1,147	1,175	906
Interest capitalized	—	—	—	—	(6)	(2)

Subtotal	3,911	4,692	4,808	5,079	5,232	4,936
Interest on deposits and secured borrowings	2,310	3,337	3,679	3,630	2,787	2,192

Total	6,221	8,029	8,487	8,709	8,019	7,128

Fixed Charges:
Interest expense, excluding interest on deposits and secured borrowings	446	679	676	947	962	699
Interest component of rental expense(2)	164	206	196	196	203	202
Interest capitalized	—	—	—	—	6	2
Amortization of subordinated indebtedness	2	2	3	4	4	3

Subtotal	612	887	875	1,147	1,175	906
Interest on deposits and secured borrowings	2,310	3,337	3,679	3,630	2,787	2,192

Total	2,922	4,224	4,554	4,777	3,962	3,098

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits and secured borrowings	6.39	5.29	5.49	4.43	4.45	5.45
Including interest on deposits and secured borrowings	2.13	1.90	1.86	1.82	2.02	2.30

					2011	2010
					U.S. GAAP
Earnings:
Earnings before income taxes					3,910	3,891
Fixed charges, excluding interest on deposits and secured borrowings					1,175	871
Interest capitalized					(6)	(2)

Subtotal					5,079	4,760
Interest on deposits and secured borrowings					2,787	2,192

Total					7,866	6,952

Fixed Charges:
Interest expense, excluding interest on deposits and secured borrowings					962	664
Interest component of rental expense(2)					203	202
Interest capitalized					6	2
Amortization of subordinated indebtedness					4	3

Subtotal					1,175	871
Interest on deposits and secured borrowings					2,787	2,192

Total					3,962	3,063

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits and secured borrowings					4.32	5.46
Including interest on deposits and secured borrowings					1.99	2.27

1)	Under IFRS, interest on deposits comprises interest expense relating to deposits and secured borrowing liabilities.
2)	The interest component of rental expense is 30% of rent expense because it is the proportion deemed representative of the interest factor.